EXHIBIT 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No 333-156118) on Form F-3 of Aktiebolaget Svensk Exportkredit of our report dated March 27, 2008, with respect to the consolidated statements of income, comprehensive income, changes in equity, and cash flows of Aktiebolaget Svensk Exportkredit and subsidiaries for the year ended December 31, 2007, which report appears in the December 31, 2009 annual report on Form 20-F of Aktiebolaget Svensk Exportkredit.

KPMG AB

/s/ Anders Linér
Anders Linér
Authorized Public Accountant

Stockholm, Sweden

March 31, 2010